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                                                                    Exhibit 99.1

FOR IMMEDIATE RELEASE
AMEX: WOC

WILSHIRE ENTERPRISES, INC. ANNOUNCES VOTING RESULTS OF ANNUAL MEETING

JERSEY CITY, N.J., June 17, 2004 -- Wilshire Enterprises, Inc. ("Wilshire" or the "Company") (Amex: WOC) announced today that at the Company's annual meeting the shareholders approved all of the Board of Directors' recommendations, consisting of: i) the election of Messrs. Ernest Wachtel and W. Martin Willshick to the Board of Directors for three year terms; ii) the adoption of the 2004 Stock Option and Incentive Plan; and iii) the adoption of the 2004 Non-Employee Director Stock Option Plan.

Sherry Wilzig Izak, Chairman and Chief Executive Officer of Wilshire, commented, "We are very grateful for the continued strong support from the Company's shareholders. We remain committed to further improving our operations, including potentially selling additional real estate assets and investing in our existing core portfolio of multi-family and commercial properties. As previously stated, we will seek to have strategic discussions as appropriate with potential merger partners and will evaluate the acquisition of real estate assets on an opportunistic basis. Of course, there can be no assurance to existing or potential shareholders of the Company as to when or if these events will occur."

ABOUT WILSHIRE ENTERPRISES:
Wilshire is an American Stock Exchange listed corporation engaged primarily in the acquisition, ownership and management of real estate investments in the United States including Arizona, Florida, Georgia, New Jersey and Texas.

FORWARD-LOOKING STATEMENT:

The non-historical statements in this press release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to several risks and uncertainties that could cause actual results to differ materially from such projections. Such risks and uncertainties include uncertainties inherent in any attempt to purchase or sell one or more real estate properties at an acceptable price, environmental risks relating to the Company's real estate properties, competition, the substantial capital expenditures required to fund the Company's real estate operations, market and economic changes in areas where the Company holds real estate properties, interest rate fluctuations, the possibility that business or market factors cause the Company to vary from its current plans, the impact of changing economic conditions, and other risks and uncertainties disclosed in the Company's 2003 Form 10-K filed with the Securities and Exchange Commission.

For stockholder inquiries: please contact Dan Pryor at 201-420-2796.
SOURCE: Wilshire Enterprises (WOC)